Exhibit 99.1

Egalet Reports Second Quarter 2018 Financial Results

—Improvements in formulary status for key products—

—Company to host conference call today at 8:30 AM EDT—

Wayne, Penn. — August 8, 2018 — Egalet Corporation (Nasdaq: EGLT) (“Egalet”), a fully integrated specialty pharmaceutical company focused on developing, manufacturing and marketing innovative treatments for pain and other conditions, today reported financial results for the second quarter ended June 30, 2018 and provided updates on its commercial products: SPRIX® (ketorolac tromethamine) Nasal Spray, OXAYDO® (oxycodone HCI, USP) tablets for oral use only —CII and ARYMO® ER (morphine sulfate) extended-release tablets for oral use —CII.

“In the second quarter, we continued to grow our commercial products and improve our payer coverage,” said Bob Radie, president and chief executive officer of Egalet. “Since the beginning of the year, we have had five commercial market access wins which we believe should improve patient access to both SPRIX Nasal Spray and ARYMO ER.”

Second Quarter 2018 Highlights

•                  Growth in net revenue for all three products and improved gross to nets;

•                  National pharmacy benefit manager placed SPRIX Nasal Spray in a preferred position and placed ARYMO ER in an unrestricted tier 3 position;

•                  Large Southeast regional plan placed SPRIX Nasal Spray in tier 3 covered position;

•                  Two large Northeast regional plans placed ARYMO ER in a preferred formulary position; and

•                  Egalet appointed industry veteran John Varian to board of directors.

2018 Second Quarter Financial Results

•                  Cash Position: As of June 30, 2018, Egalet had cash, marketable securities and restricted cash totaling $70.4 million.

•                  Net Product Sales: There were net product sales of $7.4 million for the three months ended June 30, 2018 compared to $6.3 million for the same period in 2017. Net product sales for the three months ended June 30, 2018 consisted of $5.4 million for SPRIX Nasal Spray, $1.7 million for OXAYDO and $351,000 for ARYMO ER. Net product sales for the three months ended June 30, 2017 consisted of $4.9 million for SPRIX Nasal Spray, $1.3 million for OXAYDO and $31,000 for ARYMO ER. Net product sales in the three months ended June 30, 2017 reflected prescriptions dispensed to patients. Due to the adoption of ASC 606 on January 1, 2018, net product sales in the three months ended June 30, 2018 reflected shipments to customers.

•                  Cost of Sales (excluding product rights amortization): Cost of sales was $1.6 million for the three months ended June 30, 2018 and $1.1 million for the same period in 2017. Cost of sales for SPRIX Nasal Spray, OXAYDO and ARYMO ER for the three months ended June 30, 2018 reflects the average cost of inventory shipped to wholesalers and specialty pharmaceutical companies during the period. Cost of sales for SPRIX Nasal Spray and OXAYDO for the three months ended June 30, 2017 reflects the average cost of inventory produced and dispensed to patients in the period. Cost of sales for ARYMO ER for the three months ended June 30, 2017 includes the portion of inventory produced after the FDA approval of ARYMO ER in January 2017. The portion of inventory produced before the FDA approval of ARYMO ER was recorded in research and development expense in prior periods.

•                  G&A Expenses: General and administrative expenses were $6.7 million for the three months ended June 30, 2018 compared to $12.5 million for the same period in 2017. The decrease in the period is due to $4.5 million related to ARYMO ER post-marketing study fees incurred in the three months ended June 30, 2017 and a decrease in salary and stock-based compensation expense of $1.1 million for the three months ended June 30, 2018 due to reduced headcount.

•                  S&M Expenses: Sales and marketing expenses were $9.0 million for the three months ended June 30, 2018 compared to $9.3 million for the same period in 2017.

•                  R&D Expenses: Research and development expenses were $1.0 million for the three months ended June 30, 2018 compared to $4.6 million for the same period in 2017. The decrease in the period was driven primarily by a decrease in compensation-related expenses of $1.1 million and a decrease in development costs for Egalet-002 of $3.1 million in the three months ended June 30, 2018.

•                  Change in Fair Value of Warrant Liability and Derivative Liability: During the three months ended June 30, 2018, Egalet recognized a change in the fair value of its derivative liabilities of $3.2 million. The change in fair value of the derivative liability is due primarily to the changes in the value of Egalet’s common stock during the three months ended June 30, 2018.

•                  Interest Expense: Interest expense for the three months ended June 30, 2018 was $3.8 million compared to interest expense of $4.7 million for the same period in 2017. The decrease was driven primarily by the decrease in interest expense of $1.2 million related to the extinguishment of $36.4 million of the 5.50% Notes in December 2017, offset by an increase of $451,000 related to the issuance of $23.9 million of 6.50% Notes. The interest expense of $3.8 million for the three months ended June 30, 2018 includes non-cash interest and amortization of debt discount totaling $697,000. The interest expense of $4.7 million for the three months ended June 30, 2017 includes non-cash interest and amortization of debt discount totaling $1.6 million.

•                  Net Loss: Net loss for the three months ended June 30, 2018 was ($12.0 million), or ($0.22) per share, compared to a net loss of ($26.5 million), or ($1.04) per share for the same period in 2017.

Earnings Conference Call Information

Egalet’s management will host a conference call to discuss the second quarter 2018 financial results today:

Date:	Wednesday, August 8, 2018
Time:	8:30 a.m. EDT

Webcast (live and archive):	egalet.com (Events & Webcasts, Investor page)
Dial-in numbers:	1-888-346-2615 (domestic)
1-412-902-4253 (international)
Replay numbers:	1-877-344-7529 (domestic)
1-412-317-0088 (international)
Conference number:	10122708

About Egalet

Egalet, a fully integrated specialty pharmaceutical company, is focused on developing, manufacturing and commercializing innovative treatments for pain and other conditions. Egalet has three approved products: ARYMO® ER (morphine sulfate) extended-release tablets for oral use —CII, developed using Egalet’s proprietary Guardian™ Technology, OXAYDO® (oxycodone HCI, USP) tablets for oral use only —CII and SPRIX® (ketorolac tromethamine) Nasal Spray. Using Guardian Technology, Egalet developed a pipeline of clinical-stage, product candidates for which we are seeking partners including Egalet-002, an abuse-deterrent, extended-release, oral oxycodone formulation for the management of pain severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate. Guardian Technology can be applied broadly across different classes of pharmaceutical products and can be used to develop combination products that include multiple active pharmaceutical ingredients with similar or different release profiles.

For full prescribing information on ARYMO ER, including the boxed warning and medication guide, please visit arymoer.com. For full prescribing information on SPRIX, including the boxed warning and medication guide, please visit sprix.com. For full prescribing information on OXAYDO, including the boxed warning and medication guide, please visit oxaydo.com.

Safe Harbor

Statements included in this press release (including but not limited to upcoming milestones) that are not historical in nature and contain the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” “look forward to” and other similar expressions are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to known and unknown uncertainties and risks. Actual results could differ materially from those discussed due to a number of factors, including, but not limited to: Egalet’s ability to continue as a going concern; Egalet’s stock price and ability to remain listed on the Nasdaq, including Egalet’s ability to meet the conditions and milestones established by the Nasdaq Hearings Panel and the potential need to redeem portions of its remaining outstanding indebtedness in the event of such a delisting; the amount and potential impact of any redemption of Egalet’s 5.50% Convertible Senior Notes due 2020; the potential need to seek bankruptcy protection, whether in connection with the potential obligation to redeem portions of our outstanding indebtedness, our failure to so redeem or in connection with any defaults under our outstanding indebtedness or otherwise; the reception by healthcare professionals of any new formulation of SPRIX Nasal Spray and the timing of availability of any new SPRIX Nasal Spray formulation; the potential impact of strengthening the ARYMO ER label or the labels of any of Egalet’s other products; the success of Egalet’s clinical trials, including the timely recruitment of trial subjects and meeting the timelines therefor; Egalet’s ability to obtain and maintain regulatory approval of Egalet’s products and product candidates and the labeling claims that Egalet believes are necessary or desirable for successful commercialization of its products and product candidates; Egalet’s ability to maintain the intellectual property position of Egalet’s products and product candidates; Egalet’s ability to identify and reliance upon qualified third parties to manufacture its products; Egalet’s ability to commercialize its products, and to do so successfully; the costs of commercialization activities, including marketing, sales and distribution; the size and growth potential of the markets for Egalet’s products and product candidates, and Egalet’s ability to service those markets; Egalet’s ability to obtain reimbursement and third-party payor contracts for its products; the impact of commercial access wins on patient access to SPRIX Nasal Spray and ARYMO ER; Egalet’s ability to service its debt obligations; Egalet’s ability to raise additional funds to execute its business plan and growth strategy on terms acceptable to Egalet, if at all; the entry of any generic products for SPRIX Nasal Spray or any delay in or inability to reformulate SPRIX Nasal Spray; Egalet’s ability to find and hire qualified sales professionals; the rate and degree of receptivity in the marketplace and among physicians to Egalet’s products; the success of products that compete with Egalet’s that are or become available; the regulatory environment and social concerns about limiting the use of opioids; Egalet’s ability to integrate and grow any businesses or products that it may acquire; general market conditions; and other risk factors set forth in Egalet’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the United States Securities and Exchange Commission (SEC) and in other filings Egalet makes with the SEC from time to time. While Egalet may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by law.

Media and Investor Contact:
E. Blair Clark-Schoeb
Senior Vice President, Communications
Email: ir@egalet.com
Tel: 484-259-7370

Egalet Corporation and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31, 2017	June 30, 2018
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$31,090	$37,829
Marketable securities, available for sale	59,953	32,178
Accounts receivable	4,120	9,083
Inventory	3,225	3,183
Prepaid expenses and other current assets	2,672	1,539
Other receivables	893	889
Total current assets	101,953	84,701
Intangible assets, net	6,583	5,466
Restricted cash	400	400
Property and equipment, net	9,911	8,565
Deposits and other assets	1,011	848
Total assets	$119,858	$99,980
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$10,160	$8,758
Accrued expenses	16,104	27,949
Deferred revenue	7,456	—
Debt - current, net	1,081	22,386
Warrant liability	8,166	2,833
Total current liabilities	42,967	61,926
Debt - non-current portion, net	98,890	78,620
Deferred income tax liability	26	1,005
Derivative liability	16,623	1,153
Other liabilities	727	634
Total liabilities	159,233	143,338

Stockholders’ deficit
Common stock—$0.001 par value; 75,000,000 and 275,000,000 shares authorized at December 31, 2017 and June 30, 2018, respectively; 45,939,663 and 56,298,373 shares issued and outstanding at December 31, 2017 and June 30, 2018, respectively	46	52
Additional paid-in capital	254,871	273,379
Accumulated other comprehensive income	1,008	926
Accumulated deficit	(295,300)	(317,715)
Total stockholders’ deficit	(39,375)	(43,358)
Total liabilities and stockholders’ deficit	$119,858	$99,980

Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2018	2017	2018
Revenue
Net product sales	$6,255	$7,443	$11,682	$13,704
Total revenue	6,255	7,443	11,682	13,704

Costs and Expenses
Cost of sales (excluding amortization of product rights)	1,072	1,565	2,397	3,780
Amortization of product rights	522	531	1,025	1,068
General and administrative	12,471	6,695	20,962	13,767
Sales and marketing	9,340	9,019	18,598	18,074
Research and development	4,594	999	11,114	2,302
Total costs and expenses	27,999	18,809	54,096	38,991
Loss from operations	(21,744)	(11,365)	(42,414)	(25,287)
Other (income) expense:
Change in fair value of warrant and derivative liability	—	(3,181)	(12)	(8,306)
Interest expense, net	4,749	3,804	9,283	7,360
Other (gain) loss	(14)	(25)	167	(25)
	4,735	598	9,438	(971)
Loss before provision (benefit) for income taxes	(26,479)	(11,963)	(51,852)	(24,316)
Provision (benefit) for income taxes	—	—	—	—
Net loss	$(26,479)	$(11,963)	$(51,852)	$(24,316)
Per share information:
Net loss per share of common stock, basic and diluted	$(1.04)	$(0.22)	$(2.06)	$(0.48)
Weighted-average shares outstanding, basic and diluted	25,542,733	53,302,399	25,145,440	50,302,419